                                                                                                                                                                EXHIBIT 99.1
John Riney
(713-881-3662)
                              FOR IMMMEDIATE RELEASE

ADAMS RESOURCES & ENERGY, INC.
ANNOUNCES EXECUTIVE APPOINTMENT

Houston (December 7, 2016) – Adams Resources & Energy, Inc. (NYSE MKT:  AE) announced today the election of Josh C. Anders as Executive Vice President, Chief Financial Officer and Treasurer of the Company effective December 15, 2016.   Sharon C. Davis will resign from her position as interim Chief Financial Officer and Treasurer of the Company and will continue in her position as Executive Vice President, Chief Operating Officer and Chief Accounting Officer of the Company.

Mr. Anders served as Vice President, Controller and principal accounting officer for Southwestern Energy Company from 2012 through 2016 and held various finance and accounting positions of increasing responsibility from 2010 through 2012 with Southwestern Energy Company.  Immediately prior to joining Southwestern Energy Company, from 2007 to 2009, he was Vice President, Business Development and Treasurer of Beryl Oil and Gas LP.  Prior to that, he held various accounting and finance managerial positions with Pogo Producing Company.  Mr. Anders holds a Bachelor of Science in Finance from Louisiana State University, a Masters in Accountancy from the University of Houston and an Executive Masters of Business Administration from Texas A&M University.  He is a Certified Public Accountant.

Thomas S. Smith, President and Chief Executive Officer, said, “I am looking forward to working with Josh to further develop business opportunities and on the continued success of our Company”.

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Adams Resources & Energy, Inc., through its subsidiaries, is engaged in the acquisition and marketing of crude oil; truck transportation of liquid chemicals; and oil and gas exploration and production.